Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
OF OPERATIONS OF Q-SI OPERATIONS INC. (FORMERLY QUANTUM-SI INCORPORATED)

The following discussion and analysis of the financial condition and results of operations of Q-Si Operations Inc. (formerly Quantum-Si Incorporated) (for purposes of this section, “Quantum-Si”, the “Company”, “we”, “us” and “our”) should be read together with Quantum-Si’s audited financial statements as of and for the years ended December 31, 2020 and 2019 included in the proxy statement/prospectus of Quantum-Si Incorporated (formerly HighCape Capital Acquisition Corp. (“HighCape”)) filed with the Securities and Exchange Commission (the “SEC”) on May 14, 2021, and Quantum-Si’s unaudited financial statements as of and for the three months ended March 31, 2021 and 2020, together with the related notes thereto, contained in Exhibit 99.2 to this Current Report on Form 8-K. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section of this Current Report on Form 8-K. Actual results may differ materially from those contained in any forward-looking statements.

Overview

Q-Si Operations Inc. is an innovative life sciences company with the mission of transforming single molecule analysis and democratizing its use by providing researchers and clinicians access to the proteome, the set of proteins expressed within a cell. We have developed a proprietary universal single molecule detection platform that we are first applying to proteomics to enable Next Generation Protein Sequencing (“NGPS”), the ability to sequence proteins in a massively parallel fashion (rather than sequentially, one at a time), and can be used for the study of nucleic acids. We believe that with the ability to sequence proteins in a massively parallel fashion and offer a simplified workflow with a faster turnaround time, NGPS has the potential to unlock significant biological information through improved resolution and unbiased access to the proteome at a speed and scale that is not available today. Traditionally, proteomic workflows to sequence proteins required days or weeks to complete. Our platform is designed to offer a single-day workflow including both sample preparation and sequencing. Our platform is comprised of the Carbon™ automated sample preparation instrument, the Platinum™ NGPS instrument, the Quantum-Si Cloud™ software service, and reagent kits and chips for use with our instruments. We intend to follow a systematic, phased approach to successfully launch and commercialize our platform, for research use only, in 2022, and have initiated our early access limited release to enable key thought leaders early access to our platform in 2021. We believe we are the first company to successfully enable NGPS on a semiconductor chip, thus digitizing a massive proteomics opportunity, which allows for a massively parallel solution at the ultimate level of sensitivity — single molecule detection.

We believe that our platform will offer a differentiated end-to-end workflow solution in a rapidly evolving proteomics tools market. Within our initial focus market of proteomics, our workflow will be designed to provide users a seamless opportunity to gain key insights into the immediate state of biological pathways and cell state. Our platform aims to address many of the key challenges and bottlenecks with legacy proteomic solutions, such as mass spectrometry (“MS”), which are complicated and often limited by manual sample preparation workflows, high instrument costs both in terms of acquisition and ownership and complexity with data analysis, which together prevent broad adoption. We believe our platform, which is designed to streamline sample preparation, sequencing, and data analysis at a lower instrument cost than legacy proteomic solutions, could allow our product to have wide utility across the study of the proteome. For example, our platform could be used for biomarker discovery and disease detection, pathway analysis, immune response, and vaccine development, among other applications.

We intend to follow a systematic, phased approach to successfully launch and commercialize our platform in 2022 and have initiated our early access limited release phase to enable key thought leaders early access to our platform in 2021.

COVID-19 Outbreak

The recent outbreak of the novel coronavirus (“COVID-19”), which was declared a pandemic by the World Health Organization on March 11, 2020 and declared a National Emergency by the President of the United States on March 13, 2020, has led to adverse impacts on the U.S. and global economies and created uncertainty regarding potential impacts on our operating results, financial condition and cash flows. The COVID-19 pandemic had, and is expected to continue to have, an adverse impact on our operations, particularly as a result of preventive and precautionary measures that we, other businesses, and governments are taking. Governmental mandates related to COVID-19 or other infectious diseases, or public health crises, have impacted, and we expect them to continue to impact, our personnel and personnel at third-party manufacturing facilities in the United States and other countries, and the availability or cost of materials, which would disrupt or delay our receipt of instruments, components and supplies from the third parties we rely on to, among other things, produce its products currently under development. The COVID-19 pandemic has also had an adverse effect on our ability to attract, recruit, interview and hire at the pace we would typically expect to support our rapidly expanding operations. To the extent that any governmental authority imposes additional regulatory requirements or changes existing laws, regulations, and policies that apply to our business and operations, such as additional workplace safety measures, our product development plans may be delayed, and we may incur further costs in bringing our business and operations into compliance with changing or new laws, regulations, and policies. The full extent to which the COVID-19 pandemic will directly or indirectly impact our business, results of operations and financial condition, including expenses and research and development costs, will depend on future developments that are highly uncertain, including as a result of new information that may emerge concerning COVID-19 and the actions taken to contain or treat COVID-19, as well as the economic impacts.

The estimates of the impact on our business may change based on new information that may emerge concerning COVID-19 and the actions to contain it or treat its impact and the economic impact on local, regional, national and international markets. While we are unable to predict the full impact that the COVID-19 pandemic will have on our future results of operations, liquidity and financial condition due to numerous uncertainties, including the duration of the pandemic, and the actions that may be taken by government authorities across the U.S., it is not expected to result in any significant changes in costs going forward.

We have not incurred any significant impairment losses in the carrying values of our assets as a result of the COVID-19 pandemic and are not aware of any specific related event or circumstance that would require us to revise our estimates reflected in our financial statements.

Recent Developments

On June 10, 2021, we completed our business combination with HighCape (the “Business Combination”). The Business Combination was approved by HighCape’s stockholders at its special meeting held on June 9, 2021.  The transaction resulted in the combined company being renamed “Quantum-Si Incorporated,” Quantum-Si being renamed “Q-Si Operations Inc.” and the combined company’s Class A common stock and warrants to purchase Class A common stock commencing trading on the Nasdaq Global Market (“Nasdaq”) on June 11, 2021 under the symbol “QSI” and “QSIAW”, respectively. As a result of the Business Combination, we received gross proceeds of approximately $511.2 million. Additional discussion about the Business Combination is provided in Item 2.01 of this Current Report on Form 8-K.

Factors Affecting Results of Operations

The following factors have been important to our business and we expect them to impact our results of operations and financial condition in future periods:

Commercialization of our product

Our mission is to democratize single molecule proteomic analysis by providing a full workflow of solutions at an affordable cost. We intend to follow a systematic and phased approach to successfully launch and commercialize our platform in 2022. We have initiated our early access limited release phase to first enable key thought leaders with early access to our platform in 2021. We believe this approach will allow us to introduce our platform in a structured manner to demonstrate its use, value and practicality, while working directly with our key potential customers, to help ensure a positive experience. We expect to rapidly build out our commercial and operational infrastructure to sell and support our product as we launch and commercialize our technology. We also have manufacturing partnerships that we believe will allow us to rapidly expand our capacity, with the ability to create new manufacturing lines to meet potential customer demand. As we continue to prepare for commercialization, we expect to incur substantial expenses in the near term which are not expected to recur in the long-term.

Technical innovation

We have developed our device through investing in extensive research, development, testing, and technical analysis. We aim to continually innovate and develop new products, product enhancements, applications, workflows, and other tools to enable our customers to generate unbiased proteomic information at scale. We have developed a detailed product roadmap to further increase the capacity of our semiconductor chips and improvements to chemistry to increase accuracy, coverage, and speed which may expand applications. Our existing roadmap also includes plans to “scale up” with higher throughput instruments as well as “scale down” with a lower throughput, yet more cost-effective instrument, all of which are based on our same core semiconductor chip. We expect to continue to drive innovation both through internal research and development projects as well as through partnership and collaborations with our customers and key industry thought leaders. Although we expect these activities will increase our research and development expenses, we believe that these investments will contribute to our long-term growth and we expect it to positively impact our results of operations in the future.

Brand awareness and market development

We continue to invest in market development activities to increase awareness of the importance of the proteome and the strengths of our platform. We believe our platform has the capability to enable users to generate significant amounts of proteomic information at speed, scale, and simplicity. We plan to continue to invest in market development activities and partnerships to increase awareness of the importance and utility of proteomics to expand and accelerate demand for our products.

Description of Certain Components of Financial Data

Research and development

Research and development expenses primarily consist of personnel costs and benefits, stock-based compensation, lab supplies, consulting and professional fees, fabrication services and other outsourced expenses. Research and development expenses are expensed as incurred. All of our research and development expenses are related to developing new products and services. Consulting expenses are related to general development activities, while fabrication services include certain third-party engineering costs. Research and development expenses are expected to increase in absolute dollars as we plan to increase our research and development efforts related to our product development as we near commercialization of our products.

General and administrative

General and administrative expenses primarily consist of personnel costs and benefits, stock-based compensation, patent and filing fees, facilities costs, depreciation expense, office expenses and outside services. Outside services consist of professional services, legal and other professional fees. We expect that general and administrative expenses will increase in absolute dollars with the additional costs incurred as a result of operating as a public company, including accounting, human resources, legal, insurance and investor relations costs.

Sales and marketing

Sales and marketing expenses primarily consist of personnel costs and benefits, stock-based compensation as well as consulting, product advertising and marketing. We expect sales and marketing expenses to increase in absolute dollars as we near our commercial launch date (expected in 2022). Our sales and marketing expenses will also increase in the near term as we build out internal sales and marketing teams, promote our brand through marketing and advertising initiatives and seek to expand our market presence.

Interest income

Interest income primarily consists of interest earned on our cash equivalents, which consist of a commercial money market account.

Other expense, net

Other expense, net primarily consists of realized gains and losses on trade payables denominated in foreign currencies as well as interest expenses.

Provision for income taxes

We utilize the asset and liability method of accounting for income taxes where deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities using the enacted statutory tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is established against net deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the net deferred tax assets will not be realized. We recorded a full valuation allowance as of March 31, 2021 and 2020, and December 31, 2020 and 2019. Based on the available evidence, we believe that it is more likely than not that we will be unable to utilize all of our deferred tax assets in the future.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was enacted which included provisions related to net operating loss (“NOL”) carryovers and carrybacks. The CARES Act amended the NOL carryback rules by allowing NOLs arising in tax years beginning after December 31, 2017 and before January 1, 2021 to be carried back to each of the five years preceding the year of the loss to generate a refund of previously paid income taxes. In addition, the CARES Act temporarily removed the 80% limitation under which NOLs generated post-2017 could be used to offset no more than 80% of taxable income, and allows for full use of such NOLs for tax years before January 1, 2021. The Company has evaluated the relevant provisions of the CARES Act and has determined that it does not expect to recognize any benefit related to these provisions due to its net operating losses in the current year and all prior years. Therefore, there are no income tax effects to be recognized in the financial statements for the three months ended March 31, 2021 and 2020.

Results of Operations

The following is a discussion of our results of operations for the three months ended March 31, 2021 and 2020, and our accounting policies are described in Note 2 in our financial statements included in Exhibit 99.2 to this Current Report on Form 8-K.

	Three Months Ended March 31,
(in thousands, except for % change)	2021	2020	% Change
Operating expenses:
Research and development	$7,972	$7,924	0.6%
General and administrative	3,417	2,220	53.9%
Sales and marketing	390	259	50.6%
Total operating expenses	11,779	10,403	13.2%

Loss from operations	(11,779)	(10,403)	13.2%

Interest income	-	89	(100.0)%
Loss before provision for income taxes	(11,779)	(10,314)	14.2%

Provision for income taxes	-	-	-

Net loss and comprehensive loss	$(11,779)	$(10,314)	14.2%

Comparison of the Three Months Ended March 31, 2021 and 2020

Research and development

	Three Months Ended March 31,		Change
(in thousands, except for % changes)	2021	2020	$	%
Research and development	$7,972	$7,924	$48	0.6%

Research and development expenses remained flat for the three months ended March 31, 2021 compared to the three months ended March 31, 2020.

Research and development costs by expense type were as follows:

	Three Months Ended March 31,
(in thousands)	2021	2020
Personnel	$4,573	$4,031
Fabrication	1,484	1,826
Outsourcing	829	758
Lab supplies	647	677
Consulting	151	304
Other	288	328
Total research and development	$7,972	$7,924

General and administrative

	Three Months Ended March 31,		Change
(in thousands, except for % changes)	2021	2020	$	%
General and administrative	$3,417	$2,220	$1,197	53.9%

General and administrative expenses increased by $1.2 million, or 53.9%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. This increase was primarily driven by an increase in consulting fees of $0.4 million for public company readiness projects, an increase in personnel costs of $0.3 million as a result of increased headcount, an increase in accounting, auditing and professional service fees of $0.6 million, an increase in recruiting fees of $0.2 million, and an increase in office expenses of $0.1 million, partially offset by a decrease in legal fees of $0.3 million.

Sales and marketing

	Three Months Ended March 31,		Change
(in thousands, except for % changes)	2021	2020	$	%
Sales and marketing	$390	$259	$131	50.6%

Sales and marketing expenses increased by $0.1 million, or 50.6%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. This increase was primarily driven by an increase in consulting fees of $0.1 million and an increase in personnel costs of $0.1 million as a result of increased headcount, partially offset by a decrease in advertising costs of $0.1 million.

Interest income

	Three Months Ended March 31,		Change
(in thousands, except for % changes)	2021	2020	$	%
Interest income	$-	$89	$(89)	(100.0)%

Interest income decreased by $0.1 million, or 100.0%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. This decrease was driven by a decrease in cash balances held to earn interest for the three months ended March 31, 2021.

Liquidity and Capital Resources

Since our inception, we have generated no revenue and have funded our operations primarily with proceeds from the issuance of equity to private investors. As a result, we have incurred a significant cash burn and recurring net losses since our inception, which includes a net loss of $11.8 million and $10.3 million for the three months ended March 31, 2021 and 2020, respectively, and an accumulated deficit of $184.0 million and $172.2 million, as of March 31, 2021 and December 31, 2020, respectively. In addition, on June 10, 2021, we completed the Business Combination with HighCape, and as a result we received gross proceeds of approximately $511.2 million. We expect to continue to incur a significant cash burn and recurring net losses for the foreseeable future until such time that we can successfully commercialize our products that are currently under development. However, we can provide no assurance that such products will be successfully developed and commercialized in the future.

We expect that the funds raised in connection with the Business Combination will be sufficient to meet our liquidity, capital expenditure, and anticipated working capital requirements and fund our operations for at least the next 12 months. We expect to use the funds raised in connection with the Business Combination to further invest in research and development of our products, for other operating expenses, and for working capital and general corporate purposes.

We expect to continue to incur net losses as we continue to invest in research and development of our products. Our ability to access additional capital when needed is not assured and, if capital is not available when, and in the amounts needed, we could be required to delay, scale back or abandon some or all of our development programs and other operations which could materially harm our operations, financial condition and operating results.

We expect to commercialize our product in 2022. During the ramp up to commercialization, the business will require an accelerated amount of spending to enhance the sales and marketing teams, continue to drive development, and build inventory. Other factors to consider that could accelerate cash needs include: (i) delays in achieving scientific and technical milestones; (ii) unforeseen capital expenditures and fabrication costs related to commercialization; (iii) changes we may make in our business or commercialization strategy; (iv) the impact of the COVID-19 pandemic; (v) costs of running a public company and (vi) other items affecting our forecasted level of expenditures and use of cash resources including potential acquisitions.

Cash

As of March 31, 2021, we had cash and cash equivalents of $26.7 million. Our future capital requirements may vary from those currently planned and will depend on various factors including the timing of product commercialization. If we need additional funds and are unable to obtain funding on a timely basis, we may need to significantly curtail our product development efforts to provide sufficient funds to continue our operations, which could adversely affect our business prospects.

Cash flows

The following table summarizes our cash flows for the periods indicated:

	Three Months Ended March 31,
In thousands	2021	2020
Net cash (used in) provided by:
Net cash used in operating activities	$(10,736)	$(8,177)
Net cash used in investing activities	(500)	(262)
Net cash provided by financing activities	980	10,290
Net (decrease) increase in cash and cash equivalents	$(10,256)	$1,851

Net cash used in operating activities

Net cash flows used in operating activities represent the cash receipts and disbursements related to our activities other than investing and financing activities. We expect cash provided by financing activities will continue to be our primary source of funds to support operating needs and capital expenditures for the foreseeable future.

The net cash used in operating activities of $10.7 million for the three months ended March 31, 2021 was due primarily to a net loss of $11.8 million, partially offset by net cash inflows from changes in operating assets and liabilities of $0.4 million and adjustments for depreciation and amortization of $0.2 million and stock-based compensation expense of $0.5 million.

The net cash used in operating activities of $8.2 million for the three months ended March 31, 2020 was due primarily to a net loss of $10.3 million, partially offset by net cash inflows from changes in operating assets and liabilities of $1.3 million and adjustments for stock-based compensation expense of $0.6 million and depreciation and amortization of $0.2 million. The net cash inflows from operating assets and liabilities was primarily due to an increase in accounts payable of $1.4 million.

Net cash used in investing activities

The net cash used in investing activities of $0.5 million in the three months ended March 31, 2021 was due to purchases of property and equipment.

The net cash used in investing activities of $0.3 million in the three months ended March 31, 2020 was due to purchases of property and equipment.

Net cash provided by financing activities

The net cash provided by financing activities of $1.0 million in the three months ended March 31, 2021 was primarily from proceeds from exercise of stock options of $1.0 million.

The net cash provided by financing activities of $10.3 million in the three months ended March 31, 2020 was primarily from proceeds from issuance of Series E convertible preferred stock of $10.3 million.

Contractual Obligations

As of March 31, 2021, our contractual obligations were as follows:

(in thousands)	Total	< 1 Year	1-3 Years	3-5 Years	> 5 Years
Notes payable	$1,749	$1,749	-	-	-
Total	$1,749	$1,749	-	-	-

Notes payable

As of March 31, 2021, we owed $1.7 million under the Paycheck Protection Program (“PPP”). The PPP, established as part of the CARES Act, provides loans to qualifying businesses for amounts up to 2.5 times the average monthly payroll expenses of the qualifying business. The term of the PPP loan is for a maximum term of five years. The interest rate on the PPP loan is 1% per annum. The loans and accrued interest are forgivable as long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels. In connection with the closing of the Business Combination, we repaid the loan in full.

We had no other material contractual obligations as of March 31, 2021.

Licenses related to certain intellectual property

We license certain intellectual property, some of which may be utilized in our current or future product offerings. To preserve the right to use such intellectual property there are annual minimum fixed royalty payments of approximately $0.2 million. Once we commercialize and begin to generate revenue, there will be royalties based on the current anticipated utilization.

Critical Accounting Policies and Significant Judgments and Estimates

The discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are described in more detail in Note 2 in our financial statements incorporated by reference in this Current Report on Form 8-K, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our financial statements.

Stock-based compensation

The fair values of stock option grants are estimated using a Black-Scholes option-pricing model. Key inputs and assumptions include the expected term of the option, stock price volatility, risk-free interest rate, dividend yield, stock price and exercise price. Many of the assumptions require significant judgment and any changes could have a material impact in the determination of stock-based compensation expense.

Key assumptions used to value option grants were as follows:

•Risk-free interest rate:   The risk-free interest rate for periods within the expected term of the awards is based on the U.S. Treasury yield curve in effect at the time of the grant.

•Expected dividend yield:   We have never declared or paid any cash dividends and do not expect to pay any cash dividends in the foreseeable future.

•Expected term:   For employee awards, we calculate the expected term using the “simplified” method, which is the simple average of the vesting period and the contractual term. For nonemployee awards the contractual term is used.

•Expected volatility:   We determined expected annual equity volatility to be 70% based on the historical volatility of guideline public companies.

Stock options granted to nonemployees are accounted for based on their fair value on the measurement date using the Black-Scholes option-pricing model. Through December 31, 2019, stock options granted to nonemployees were subject to periodic revaluation over their vesting terms. Beginning January 1, 2020, the treatment of grants to nonemployees was aligned with those granted to employees in accordance with Accounting Standards Update 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”). For further information, refer to Note 2 in our financial statements incorporated by reference in this Current Report on Form 8-K.

Recent accounting pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 2 in our financial statements incorporated by reference in this Current Report on Form 8-K.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of interest rate fluctuations. There have not been material changes in market risk exposures as of March 31, 2021.

Interest rate risk

Our cash and cash equivalents as of March 31, 2021 and December 31, 2020 of $26.7 million and $36.9 million, respectively, included $25.5 million and $36.0 million, respectively, in money market funds. Such interest-earning instruments carry a degree of interest rate risk. The goals of our investment policy are liquidity and capital preservation; we do not enter into investments for trading or speculative purposes. We believe that we do not have any material exposure to changes in the fair value of these assets as a result of changes in interest rates due to the short-term nature of our cash and cash equivalents. We do not believe that a hypothetical 10% change in interest rates would have a material effect on our cash flows and operating results.